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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 29, 1998



                        CAPSTAR BROADCASTING CORPORATION
           (Exact name of registrants as specified in their charters)


                  DELAWARE                             333-48819                        74-2833106
      (State or other jurisdiction of           (Commission File Number)               (IRS Employer
               incorporation)                                                       Identification No.)

      600 CONGRESS AVENUE, SUITE 1400
               AUSTIN, TEXAS                                                               78701
  (Address of principal executive offices)                                              (Zip code)



      Registrant's telephone number, including area code:  (512) 340-7800

                                 NOT APPLICABLE
         (former name and former address, if changed since last report)

================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

SFX ACQUISITION

         On May 29, 1998, SBI Holding Corporation, a Delaware corporation ("Parent"), acquired SFX Broadcasting, Inc. (now known as Capstar Communications, Inc.), a Delaware corporation ("SFX"). The acquisition was effected through the merger (the "Merger") of SBI Radio Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), with and into SFX, with SFX as the surviving corporation. The acquisition of SFX by Parent resulted in a change of control of SFX. As a result of the Merger, SFX became an indirect subsidiary of Capstar Broadcasting Corporation, a Delaware corporation and sole indirect stockholder of Parent (the "Company"). Capstar Radio Broadcasting Partners, Inc., an indirect, wholly owned subsidiary of the Company ("Capstar Radio"), owns all of the outstanding common stock of Parent.

         The holders of (i) Class A common stock, par value $.01 per share ("SFX Class A Common Stock"), of SFX were paid $75.00 per share, (ii) Class B common stock, par value $.01 per share ("SFX Class B Common Stock"), of SFX were paid $97.50 per share, (iii) Series C Redeemable Preferred Stock, par value $.01 per share ("SFX Series C Preferred Stock"), of SFX were paid $1,009.73 per share, and (iv) Series D Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share ("SFX Series D Preferred Stock" and together with the SFX Class A Common Stock, SFX Class B Common Stock and SFX Series C Preferred Stock, the "SFX Stock"), of SFX were paid $82.4025 per share. Each issued and outstanding share of 12 5/8% Series E Cumulative Exchangeable Preferred Stock, par value $.01 per share ("SFX Series E Preferred Stock"), of SFX continues to be outstanding. SFX has delivered a notice of redemption to each holder of the SFX Series E Preferred Stock with respect to a partial redemption of the outstanding shares of SFX Series E Preferred Stock that will be effected in accordance with the terms of the certificate of designation governing the SFX Series E Preferred Stock. From and after the effective time of the Merger (as defined below), each option or warrant to purchase shares of the capital stock of SFX represented only the right to receive cash from SFX (net of any applicable exercise price). The total consideration paid by the Company in the Merger was approximately $1.5 billion (the "Merger Consideration"), including the repayment of the outstanding balance under the existing credit facility of SFX (the "SFX Credit Facility") of approximately $313.0 million. The Merger Consideration was determined through arms' length negotiations between the Company and SFX.

         In connection with the Merger and other related transactions, the Company (i) consummated an initial public offering of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") receiving approximately $555.9 million in net proceeds, (ii) borrowed $150.0 million (the "Chancellor Loan") from Chancellor Media Corporation, a Delaware corporation ("Chancellor Media"), evidenced by a promissory note (the "Chancellor Note"), (iii) borrowed $596.2 million (the "Capstar Loan") under the Capstar Credit Facility (as defined below) and (iv) received approximately $265.0 million from sales of certain assets. The net proceeds from these transactions were, or will be, used by the Company (i) to finance the Merger and other related transactions,
(ii) to repay existing indebtedness under the SFX Credit Facility, (iii) to purchase additional shares of common stock of SFX, (iv) to redeem approximately $154.0 million aggregate principal amount of SFX's 10 3/4% Senior Subordinated Notes Due 2006 (the "10 3/4% SFX Notes") for an aggregate purchase price of $173.3 million, including a $16.6 million redemption premium and $2.8 million of accrued interest and (iv) to redeem approximately $119.6 million aggregate liquidation preference of the SFX Series E Preferred Stock for an aggregate purchase price of approximately $141.6 million, including a $15.1 million redemption premium and $6.9 million of accumulated dividends.

         In connection with the Merger, Capstar Radio, as the borrower, entered into a new Credit Agreement, dated as of May 29, 1998 (the "Capstar Credit Facility"), with the Company, Capstar Broadcasting Partners, Inc., a Delaware corporation and direct subsidiary of the Company, and the financial institutions party thereto. The Capstar Credit Facility consists of a $500.0 million revolving loan, a $450.0 million A term loan and a $400.0 million B term loan. The Capstar Credit Facility will also contain provisions for additional terms loans and revolving loans in an aggregate amount up to $550.0 million, subject, in all instances, to future commitment availability from the lenders at their discretion.

         The assets of SFX, included among other things, real property and equipment. Such real property was used by SFX in connection with its radio broadcasting business. The Company intends to continue to use such assets in the radio broadcasting business.

         Upon consummation of the Merger and other related transactions (as described below), the consummation of some of which are subject to various conditions, the Company, through its directly and indirectly wholly-owned subsidiaries, will own and operate or provide services to 299 radio stations (208 FM and 91 AM) in 75 mid-sized markets in the United States.

OTHER RELATED TRANSACTIONS.

         KODA Exchange. On May 29, 1998, SFX, through its indirect, wholly-owned subsidiaries, exchanged station KODA- FM in Houston, Texas for Chancellor Media Corporation of Los Angeles radio stations WAPE-FM and WFYV-FM in Jacksonville, Florida and approximately $90.25 million in cash (the "KODA Exchange"). In a deferred like kind exchange transaction, the indirect, wholly-owned subsidiaries of SFX, through a qualified intermediary, used the $90.25 million in cash received from Chancellor Media Corporation of Los Angeles to acquire radio stations KASE-FM, KVET-AM and KVET-FM in Austin, Texas. The deemed value of the KODA Exchange was $143.3 million as determined through arms' length negotiations between such subsidiaries and Chancellor Media Corporation of Los Angeles. The assets of the radio stations consist of, among other things, broadcasting licenses granted by the Federal Communications Commission ("FCC"), transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property. Such subsidiaries currently intends to continue broadcasting operations of the radio stations and to utilize the assets thereof in such operations.

         Nashville Acquisition. On May 21, 1998, SFX completed the acquisition of three radio stations (two FM and one AM) in the Nashville, Tennessee market from Sinclair Broadcasting Group ("Sinclair Broadcasting") for an aggregate purchase price of approximately $35.0 million (the "Nashville Purchase Price"). The assets of the radio stations consist of, among other things, broadcasting licenses granted by the FCC, transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property. SFX currently intends to continue broadcasting operations of the radio stations and to utilize the assets thereof in such operations. The Nashville Purchase Price was determined through arms' length negotiations between SFX and Sinclair Broadcasting. SFX funded the Nashville Purchase Price from excess cash on hand.

         Greenville Disposition. On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company, through its indirect, wholly-owned subsidiaries, completed the disposition of the assets of four radio stations (three FM and one AM) in the Greenville, South Carolina market for approximately $35.0 million (the "Greenville Sale Price") to Clear Channel Radio, Inc. ("CCR"). The assets of the radio stations consist of, among other things, broadcasting licenses granted by the FCC, transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property. The Greenville Sale Price was determined through arms' length negotiations between such subsidiaries and CCR.

         Upper Fairfield Disposition. On May 29, 1998, due to governmental restrictions on multiple station ownership, the Company, through its indirect, wholly-owned subsidiaries, assigned the assets of four radio stations (two FM and two AM), subject to a right of repurchase, with an aggregate fair market value at such date of approximately $15.0 million (the "Estimated Upper Fairfield Sale Price") to a trust, whose trustee is Henry M. Rivera (the "Trustee") and whose beneficiary is the Company. Concurrently with such assignment, such subsidiaries contributed their right to repurchase such assets to Upper Fairfield Radio, L.L.C. ("Upper Fairfield") in exchange for all of the outstanding ownership interests in Upper Fairfield. Upon the approval by the FCC, it is expected that the Trustee will sell the assets to Upper Fairfield for approximately $14.9 million and such subsidiaries will sell all of their voting interests in Upper Fairfield to BBR II, L.L.C. for $150,000. After the sale of the assets to Upper Fairfield, the Trustee will distribute the proceeds to the Company. Such subsidiaries will retain a non-voting interest in Upper Fairfield. The assets of the radio stations consist of, among other things, broadcasting licenses granted by the FCC, transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property.

         Daytona Beach-WGNE Disposition. On May 29, 1998, due to governmental restrictions on multiple station ownership, two indirect, wholly-owned subsidiaries of SFX completed the disposition of the assets of one FM radio station in the Daytona Beach, Florida market for consideration of approximately $11.5 million (the "Daytona Beach Sale Price") to Clear Channel Metroplex, Inc. and Clear Channel Metroplex Licensee, Inc. (collectively, "CCM"). The assets of the radio station consist of, among other things, broadcasting licenses granted by the FCC, transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property. The Daytona Beach Sale Price was determined through arms' length negotiations between such subsidiaries and CCM.

         Long Island Disposition. On May 29, 1998, due to governmental restrictions on multiple station ownership, four indirect, wholly-owned subsidiaries of SFX completed the disposition of the assets of four radio stations (three FM and one AM) in the Long Island, New York market for an aggregate sale price in cash of approximately $48.0 million (the "Long Island
Sale Price") to Cox Radio, Inc. ("Cox").   The assets of the radio stations
consist of, among other things, broadcasting licenses granted by the FCC, transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property. The Long Island Sale Price was determined through arms' length negotiations between such subsidiaries and Cox.

         Houston-KKPN Disposition. On May 29, 1998, due to governmental restrictions on multiple station ownership, SFX, through two of its indirect, wholly-owned subsidiaries, completed the disposition of the assets of one FM radio station in the Houston, Texas market for cash consideration of approximately $54.0 million (the "Houston-KKPN Sale Price") to HBC Houston, Inc. and HBC Houston License Corporation (collectively, "HBC"). Pursuant to an agreement with Chancellor Media, such subsidiaries will pay 50% of the sale proceeds in excess of $50.0 million, approximately $2.0 million, to Chancellor Media. The assets of the radio station consist of, among other things, broadcasting licenses granted by the FCC, transmitting antennae, transmitters and other broadcasting and technical equipment, technical information and data and certain real property. The Houston-KKPN Sale Price was determined through arms' length negotiations between such subsidiaries and HBC.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         The following information is included in this report beginning at page F-1:

         SFX Broadcasting, Inc.

         -       Report of Independent Auditors
         - Consolidated Balance Sheets as of March 31, 1998 and as of December 31, 1997 and 1996
         - Consolidated Statements of Operations for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995
         - Consolidated Statements of Shareholders' Equity for the three months ended March 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995
         - Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995
         -       Notes to Consolidated Financial Statements

(b)      PRO FORMA FINANCIAL INFORMATION.

         It is impracticable to provide the required pro forma financial information at the time of this Report on Form 8-K because such information is not currently available. The required pro forma financial information will be filed as an amendment to this Report on Form 8-K as soon as practicable, but not later than 60 days after the date this Report on Form 8-K is required to be filed.

(c)      EXHIBITS.

         2.1.1 Agreement and Plan of Merger, dated as of August 24, 1997 (the "SFX Merger Agreement"), by and among SBI Holding Corporation, SBI Radio Acquisition Corporation and SFX. (1)

         2.1.2   Amendment No. 1 to SFX Merger Agreement. (2)

         2.1.3   Amendment No. 2 to SFX Merger Agreement. (3)

         10.1 Credit Agreement, dated as of May 29, 1998, among Capstar Radio Broadcasting Partners, Inc., as the borrower, the Company , Capstar Broadcasting Partners, Inc. and the financial institutions party thereto. The Credit Agreement filed herewith excludes the exhibits and schedules thereto. The contents of such exhibits and schedules are described in the Credit Agreement.*

         10.2 Letter Agreement, dated February 20, 1998, between Chancellor Media and the Company (the "Chancellor Letter Agreement"). (4)

         10.3    Amendment to Chancellor Letter Agreement. (4)

         10.4 Capstar Broadcasting Corporation Pledge Agreement, dated May 29, 1998, between the Company and Chancellor Media Corporation of Los Angeles.*

         10.5 Note, dated May 29, 1998, by the Company due to Chancellor Media Corporation of Los Angeles.*

         10.6    Amended and Restated Warrant, dated April 1, 1998, issued to
                 R. Steven Hicks.*

         10.7    Amended and Restated Warrant, dated April 1, 1998, issued to
                 R. Steven Hicks.*

         10.8    Amended and Restated Warrant, dated April 1, 1998, issued to
                 R. Steven Hicks.*

         10.9    Warrant, dated April 1, 1998, issued to R. Steven Hicks.*

         10.10   Warrant, dated April 1, 1998, issued to R. Steven Hicks.*

         10.11   Warrant, dated April 1, 1998, issued to Paul D. Stone.*

         10.12   Warrant, dated April 1, 1998, issued to William S. Banowksy,
                 Jr.*

         10.13 Asset Exchange Agreement, dated as of May 29, 1998, among Chancellor Media Corporation of Los Angeles, Chancellor Media Licensee Company, SFX Texas Limited Partnership and SFXTX Limited Partnership.*

-------------

*        Filed herewith.

(1) Incorporated by reference to SFX's Current Report on Form 8-K, dated August 26, 1997, File No. 000-22486.

(2) Incorporated by reference to SFX's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 000-22486.

(3) Incorporated by reference to SFX's Current Report on Form 8-K dated February 17, 1998, File No. 000-22486.

(4) Incorporated by reference to the Company's Registration Statement on Form S-1, dated May 19, 1998, File No. 333-48819.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                                        CAPSTAR BROADCASTING CORPORATION
                                        (Registrant)



                                        By: /s/ PAUL D. STONE
                                           ----------------------------------
                                        Name: Paul D. Stone
                                             --------------------------------
                                        Title: Executive Vice President
                                              -------------------------------


Date:    June 12, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SFX Broadcasting, Inc.

     We have audited the accompanying consolidated balance sheets of SFX Broadcasting, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SFX Broadcasting, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

New York, New York
March 5, 1998 except for
  Notes 2 and 14
  as to which the date
  is April 27, 1998

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                              DECEMBER 31,
                                                           MARCH 31,     ----------------------
                                                             1998           1997         1996
                                                          -----------    ----------    --------
                                                          (UNAUDITED)
Current Assets:
  Cash and cash equivalents.............................  $   38,464     $   24,686    $ 10,601
  Cash pledged for letters of credit....................          --             --      20,000
  Accounts receivable less allowance for doubtful
     accounts of $2,400 in 1998, $2,264 in 1997 and
     $1,620 in 1996.....................................      64,447         71,241      47,275
  Assets under contract for sale........................      38,268         42,883       8,352
  Prepaid and other current assets......................       3,791          3,109       2,461
  Receivable from SFX Entertainment.....................     125,378         11,539          --
                                                          ----------     ----------    --------
          Total current assets..........................     270,348        153,458      88,689
Property and equipment:
  Land..................................................       6,169          6,169       6,791
  Buildings and improvements............................      20,389         18,295      11,485
  Broadcasting equipment and other......................      68,714         67,821      54,736
                                                          ----------     ----------    --------
                                                              95,272         92,285      73,012
Less accumulated depreciation and amortization..........     (19,976)       (17,456)    (10,192)
                                                          ----------     ----------    --------
Net property and equipment..............................      75,296         74,829      62,820
Intangible Assets:
  Broadcast licenses....................................     915,020        913,887     558,640
  Goodwill..............................................     131,601        131,601      98,165
  Deferred financing costs..............................      22,250         22,250      19,504
  Other.................................................       5,406          5,406       4,727
                                                          ----------     ----------    --------
                                                           1,074,277      1,073,144     681,036
Less accumulated amortization...........................     (46,898)       (39,580)    (16,933)
                                                          ----------     ----------    --------
Net intangible assets...................................   1,027,379      1,033,564     664,103
Net assets to be distributed to shareholders............      11,454        102,144          --
Deposits and other payments for pending acquisitions....       4,295          5,830      31,692
Other assets............................................       5,123          5,790      12,023
                                                          ----------     ----------    --------
          Total Assets..................................  $1,393,895     $1,375,615    $859,327
                                                          ==========     ==========    ========

                            See accompanying notes.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                               DECEMBER 31,
                                                             MARCH 31,    ----------------------
                                                               1998          1997         1996
                                                            -----------   ----------    --------
                                                            (UNAUDITED)
Current Liabilities:
  Accounts payable........................................  $   14,624    $    8,665    $ 10,921
  Accrued expenses........................................      11,966        19,246      21,913
  Payable to former national sales representative.........      11,783        23,025          --
  Accrued interest and dividends..........................      25,851        20,475       7,111
  Income tax payable......................................     115,037            --          --
  Current portion of long-term debt.......................         535           509         231
  Current portion of capital lease obligations............          82           101         150
                                                            ----------    ----------    --------
Total current liabilities.................................     179,878        72,021      40,326
Long-term debt, less current portion......................     763,882       763,966     480,875
Capital lease obligations, less current portion...........         103           126         204
Deferred income taxes.....................................      77,781       102,681      91,352
                                                            ----------    ----------    --------
Total liabilities.........................................   1,021,644       938,794     612,757
Redeemable preferred stock................................     376,615       361,996     145,999
Minority interests -- SFX Entertainment...................      56,200            --          --
Commitments and contingencies
Shareholders' Equity (Deficit):
  Class A Voting common stock, $.01 par value; 100,000,000
     shares authorized; and 9,562,602 issued and 9,532,157
     outstanding at March 31, 1998, 9,508,379 issued and
     9,477,934 outstanding at December 31, 1997 and
     8,089,367 issued and 8,063,348 outstanding at
     December 31, 1996....................................          95            95          81
  Class B Voting convertible common stock, $.01 par value;
     10,000,000 shares authorized; 1,190,911 issued and
     1,047,037 outstanding at March 31, 1998 and at
     December 31, 1997 and 1,208,810 issued and 1,064,936
     outstanding at December 31, 1996.....................          12            12          12
Additional paid-in capital................................     183,141       185,537     189,920
Treasury Stock; 174,319 shares at March 31, 1998 and
  December 31, 1997 and 170,192 shares at December 31,
  1996....................................................      (6,523)       (6,523)     (6,393)
Accumulated deficit.......................................    (237,289)     (104,296)    (83,049)
                                                            ----------    ----------    --------
Total shareholders' equity (deficit)......................     (60,564)       74,825     100,571
                                                            ----------    ----------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)......  $1,393,895    $1,375,615    $859,327
                                                            ==========    ==========    ========

                            See accompanying notes.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED
                                                       MARCH 31,               YEAR ENDED DECEMBER 31,
                                                 ----------------------   ---------------------------------
                                                    1998        1997        1997        1996        1995
                                                 ----------   ---------   ---------   ---------   ---------
                                                      (UNAUDITED)
Gross revenues.................................  $   74,405   $  50,994   $ 306,842   $ 162,011   $  87,140
Less agency commissions........................      (8,654)     (6,003)    (36,478)    (18,950)    (10,310)
                                                 ----------   ---------   ---------   ---------   ---------
Net revenues...................................      65,751      44,991     270,364     143,061      76,830
Station operating expenses.....................      44,636      29,916     167,063      92,816      51,039
Depreciation, amortization, duopoly integration
  costs and acquisition related costs..........      10,653       7,485      38,232      17,311       9,137
Corporate expenses, net of $2,206 allocated to
  SFX Entertainment in 1997, including related
  party expenses of $151 in 1996 and $330 in
  1995, net of related party advisory fees of
  $802 in 1996.................................       1,569       1,035       6,837       6,261       3,797
Non-cash stock compensation....................         138         156         624          52          --
Non-recurring and unusual charges, including
  adjustments to broadcast rights agreement....      24,974          --      20,174      28,994       5,000
                                                 ----------   ---------   ---------   ---------   ---------
Total operating expenses.......................      81,970      38,592     232,930     145,434      68,973
                                                 ----------   ---------   ---------   ---------   ---------
Operating income (loss)........................     (16,219)      6,399      37,434      (2,373)      7,857
Investment income..............................        (202)     (1,654)      2,821       4,017         650
Interest expense...............................      19,190      12,712     (64,506)    (34,897)    (12,903)
Loss on sale of radio station..................          --          --          --      (1,900)         --
                                                 ----------   ---------   ---------   ---------   ---------
Loss from continuing operations before income
  taxes and extraordinary item.................     (35,207)     (4,659)    (24,251)    (35,153)     (4,396)
Income tax expense.............................         210         285         810         480          --
                                                 ----------   ---------   ---------   ---------   ---------
Loss from continuing operations before
  extraordinary item...........................     (35,417)     (4,944)    (25,061)    (35,633)     (4,396)
Discontinued operations:
  Income (loss) from operations to be
    distributed to shareholders, net of
    taxes......................................     (97,576)     (1,544)      3,814          --          --
  Loss on disposal of operations to be
    distributed to shareholders................          --          --          --          --          --
                                                 ----------   ---------   ---------   ---------   ---------
Income (loss) from discontinued operations.....     (97,576)     (1,544)      3,814          --          --
                                                 ----------   ---------   ---------   ---------   ---------
Loss before extraordinary item.................    (132,993)     (6,488)    (21,247)    (35,633)     (4,396)
Extraordinary loss on debt retirement..........          --          --          --      15,219          --
                                                 ----------   ---------   ---------   ---------   ---------
Net loss.......................................    (132,993)     (6,488)    (21,247)    (50,852)     (4,396)
Redeemable preferred stock dividends and
  accretion....................................      10,350       7,952      38,510       6,061         291
                                                 ----------   ---------   ---------   ---------   ---------
Net loss applicable to common stock............  $  143,343   $ (14,440)  $ (59,757)  $ (56,913)  $  (4,687)
                                                 ==========   =========   =========   =========   =========
Loss per basic common share from continuing
  operations...................................  $    (4.34)  $   (1.41)  $   (6.67)  $   (5.51)  $   (0.71)
(Loss) income per basic common share from
  operations to be distributed to
  shareholders.................................       (9.24)      (0.17)       0.40          --          --
                                                 ----------   ---------   ---------   ---------   ---------
Loss per basic common share before
  extraordinary item...........................  $   (13.58)  $   (1.58)  $   (6.27)  $   (5.51)  $   (0.71)
Extraordinary loss on debt retirement per basic
  common share.................................          --          --          --       (2.01)         --
                                                 ----------   ---------   ---------   ---------   ---------
Loss per basic common share....................  $   (13.58)  $   (1.58)  $   (6.27)  $   (7.52)  $   (0.71)
                                                 ==========   =========   =========   =========   =========
Weighted average common shares outstanding.....  10,554,130   9,161,433   9,526,429   7,563,600   6,595,728
                                                 ==========   =========   =========   =========   =========

                            See accompanying notes.

                     SFX BROADCASTING INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997 AND THREE MONTHS ENDED MARCH 31,
                                      1998
                             (DOLLARS IN THOUSANDS)

                                 CLASS A   CLASS B   PAID-IN    TREASURY   ACCUMULATED
                                 COMMON    COMMON    CAPITAL     STOCK       DEFICIT       TOTAL
                                 -------   -------   --------   --------   -----------   ---------
Balance, December 31, 1994.....    $48       $ 9     $ 76,600        --     $ (27,801)   $  48,856
Public offering, net of
  expenses.....................     17                 39,149                               39,166
Redemption of Class C Common...                          (459)                                (459)
Accretion and dividends on
  redeemable preferred stock...                          (291)                                (291)
Conversion of Class A Common to
  Class B Common...............     (1)        1                                                --
Decrease in unrealized holding
  losses.......................                           185                                  185
Net loss.......................                                                (4,396)      (4,396)
                                   ---       ---     --------   -------     ---------    ---------
Balance, December 31, 1995.....    $64       $10     $115,184   $    --     $ (32,197)   $  83,061
                                   ===       ===     ========   =======     =========    =========
Accretion and dividends on
  redeemable preferred stock...                        (6,061)                              (6,061)
Issuance upon exercise of stock
  options......................                           370                                  370
Issuance of warrants to SCMC...                         8,905                                8,905
Issuance of equity securities
  for MMR Merger...............     17         2       71,522                               71,541
Repurchase of common stock.....                                  (6,393)                    (6,393)
Net loss.......................                                               (50,852)     (50,852)
                                   ---       ---     --------   -------     ---------    ---------
Balance, December 31, 1996.....    $81       $12     $189,920   $(6,393)    $ (83,049)   $ 100,571
                                   ===       ===     ========   =======     =========    =========
Issuance upon exercise of stock
  options......................     11                 21,132                               21,143
Issuance upon exercise of Class
  B Warrants...................                         2,476                                2,476
Issuance of stock for
  acquisitions.................      3                  9,519                                9,522
Payment from shareholder.......                         1,000                                1,000
Accretion and dividends on
  redeemable preferred stock...                       (38,510)                             (38,510)
Repurchase of common stock.....                                    (130)                      (130)
Net loss.......................                                               (21,247)     (21,247)
                                   ---       ---     --------   -------     ---------    ---------
Balance, December 31, 1997.....    $95       $12     $185,537   $(6,523)    $(104,296)   $  74,825
                                   ===       ===     ========   =======     =========    =========
Redeemable preferred stock
  dividends and accretion......                       (10,350)                             (10,350)
Other, principally shares
  issued pursuant to stock
  option plans.................                         7,954                                7,954
Net loss.......................                                              (132,993)    (132,993)
                                   ---       ---     --------   -------     ---------    ---------
Balance at March 31, 1998
  (unaudited)..................    $95       $12     $183,141   $(6,523)    $(237,289)   $ (60,564)
                                   ===       ===     ========   =======     =========    =========

                            See accompanying notes.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,             YEARS ENDED DECEMBER 31,
                                                        ---------------------   --------------------------------
                                                          1998        1997        1997        1996        1995
                                                        ---------   ---------   ---------   ---------   --------
                                                             (UNAUDITED)
Operating activities:
Net loss..............................................  $(132,993)  $  (6,488)  $ (21,247)  $ (50,852)  $ (4,396)
Income from operations to be distributed to
  shareholders........................................     27,296       1,544      (3,814)         --         --
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
  Depreciation........................................      2,986       2,253      10,955       5,972      2,658
  Amortization........................................      7,546       4,932      26,406      10,202      5,099
  Noncash portion of non-recurring and unusual
    charge............................................      4,196          --       4,712       9,878         --
  Extraordinary loss on debt repayment................         --          --          --      15,219         --
  Loss on sale of radio station and other noncash
    items.............................................         --          --          --       1,900       (207)
  Deferred taxes......................................    (13,500)         --          --        (710)        --
  Changes in assets and liabilities, net of amounts
    acquired:
    Accounts receivable...............................      6,794       6,076     (22,189)    (13,839)    (5,164)
    Prepaid and other assets..........................      6,140      (1,256)      2,599      (1,704)     2,052
    Accrued interest and dividends....................     12,098      11,966         345       3,841          6
    Accounts payable, accrued expenses and other
      liabilities.....................................    (14,991)     (9,959)      6,275       6,646        451
                                                        ---------   ---------   ---------   ---------   --------
      Cash provided by (used in) continuing
         operations...................................    (94,428)      9,068       4,042     (13,447)       499
         Cash from operating activities of SFX
           Entertainment..............................      9,140         307       1,005          --         --
                                                        ---------   ---------   ---------   ---------   --------
      Net cash provided by (used in) operating
         activities...................................    (85,288)      9,375       5,047     (13,447)       499
Investing activities:
  Purchase of stations and related businesses, net of
    cash acquired.....................................         --     (63,667)   (408,788)   (493,433)   (26,057)
  Proceeds from sales of stations and other assets....      4,692         717       1,836      56,943        703
  Deposits and other payments for pending
    acquisitions......................................        (59)    (14,545)     (3,594)    (30,799)    (3,000)
  Purchase of property and equipment..................     (3,602)     (2,763)    (12,409)     (3,224)    (3,261)
  Sale of short-term investments......................         --          --          --          --      7,918
  Loans and advances to related parties...............         --      (2,800)     (2,800)         --     (2,000)
  Net tax liability on Spin-Off to be reimbursed......    105,975          --          --          --         --
                                                        ---------   ---------   ---------   ---------   --------
      Net cash used in investing activities...........    107,006     (83,058)   (425,755)   (470,513)   (25,697)
  Cash from investing activities of SFX
    Entertainment.....................................   (379,782)    (22,612)    (73,296)         --         --
                                                        ---------   ---------   ---------   ---------   --------
      Net cash used in investing activities...........   (272,776)   (105,670)   (499,051)   (470,513)   (25,697)
Financing activities:
  Payments on long-term debt, including prepayment
    premiums..........................................       (100)    (50,123)    (73,863)   (110,396)   (22,521)
  Additions to debt issuance costs....................         --         (52)     (3,006)    (19,505)    (2,139)
  Proceeds from issuance of senior and subordinated
    debt..............................................         --      20,000     356,500     501,500     22,000
  Net proceeds from sales of preferred stock..........         --     215,258     215,258     143,445         --
  Dividends paid on preferred stock...................     (2,459)     (2,459)    (23,487)     (4,983)        --
  Proceeds from issuance of common stock and
    shareholders......................................      3,759          46      24,619          --     39,166
  Purchases of treasury stock.........................         --          --        (130)     (6,393)        --
  Stock, redemptions, retirements and other...........         --          --      (1,000)     (1,000)    (2,609)
                                                        ---------   ---------   ---------   ---------   --------
      Net cash provided by financing activities.......      1,200     182,670     494,891     502,668     33,897
  Cash from financing activities of SFX
    Entertainment.....................................    458,654         (29)       (823)         --         --
                                                        ---------   ---------   ---------   ---------   --------
      Net cash provided by financing activities.......    459,854     182,641     494,068     502,668     33,897
  Net increase in cash and cash equivalents...........    101,790      86,346          64      18,708      8,699
  Cash and cash equivalents at beginning of period....     30,666      30,601      30,601      11,893      3,194
  Cash of SFX Entertainment at the end of period......     93,992      (2,622)     (5,979)         --         --
                                                        ---------   ---------   ---------   ---------   --------
  Cash and equivalents at end of period...............  $  38,464   $ 114,325   $  24,686   $  30,601   $ 11,893
                                                        =========   =========   =========   =========   ========

Supplemental disclosure of cash flow information (See Note 13).

                            See accompanying notes.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     SFX Broadcasting, Inc. (the "Company"), a Delaware corporation, is one of the largest radio station groups in the United States. At December 31, 1997, the Company owned and operated, provided programming to or sold advertising on behalf of sixty-three FM stations and nineteen AM stations serving the following twenty-three markets: Dallas, Texas; Houston, Texas; Pittsburgh, Pennsylvania; Milwaukee, Wisconsin; San Diego, California; Providence, Rhode Island; Indianapolis, Indiana; Charlotte, North Carolina; Hartford, Connecticut; Greensboro, North Carolina; Nashville, Tennessee; Raleigh-Durham, North Carolina; Jacksonville, Florida; Richmond, Virginia; Albany, New York; Greenville-Spartanburg, South Carolina; Tucson, Arizona; Springfield/Northampton, Massachusetts; Wichita, Kansas; Daytona Beach, Florida; New Haven, Connecticut; Jackson, Mississippi and Biloxi, Mississippi.

     In addition, in 1997, the Company, through the acquisitions of Delsener/Slater Enterprises, Ltd. ("Delsener/Slater"), a concert promotion company based in New York City, Sunshine Promotions, Inc., ("Sunshine Promotions"), an Indianapolis concert promotion company which owns the Deer Creek Music Theater and the Polaris Amphitheater and certain related companies, and certain companies which collectively own and operate the Meadows Music Theater, (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut, became one of the largest live entertainment groups in the United States.

     As more fully described in Note 2, the Company has entered into an Agreement and Plan of Merger and intends to distribute to its shareholders its live entertainment business. Therefore, the live entertainment business has been classified as net assets to be distributed to shareholders and income from operations to be distributed to shareholders in the consolidated financial statements. The Company has also recently completed substantial additional acquisitions in the live entertainment business (see Note 14).

NOTE 2 -- RECENT DEVELOPMENT; SPIN-OFF AND PENDING MERGER

     On August 24, 1997, the Company entered into an Agreement and Plan of Merger with SBI Holdings Corporation, a wholly owned subsidiary of Capstar Broadcasting Corporation ("Buyer"), and SBI Radio Acquisition Corporation pursuant to which the Company will become a wholly owned subsidiary of Buyer (the "Merger"). In the Merger, holders of the Company's Class A Common Stock will receive $75.00 per share, Class B Common Stock will receive $97.50 per share, and the 6 1/2% Series D Cumulative Convertible Exchangeable Preferred Stock will convert into the right to receive an amount equal to the product of
(i) $75.00 and (ii) the number of shares of Class A Common Stock into which that share would convert immediately prior to the consummation of the Merger; in each case, subject to adjustment under certain circumstances. Pursuant to the merger agreement, the Company distributed the net assets (the "Spin-Off") of its live entertainment business ("SFX Entertainment") pro-rata to its stockholders and the holders of certain warrants, options and stock appreciation rights on April 27, 1998.

     Until the consummation of the Merger, senior management of the Company will continue to serve in their present capacities with the Company while devoting such time as they deem reasonably necessary to conduct the operations of SFX Entertainment. Although SFX Entertainment has not yet entered into employment agreements with such members of senior management, most members of existing management have agreed in principle to become full-time employees of SFX Entertainment and Mr. Sillerman, Executive Chairman, will continue to be Executive Chairman of SFX Entertainment upon consummation of the Merger.

     SFX Entertainment is required to repay to the Company all amounts paid in connection with its concert promotion acquisitions and certain capital improvements since the date of the Merger agreement and SFX Entertainment will assume all the liabilities and obligations related to such company's business. As of March 31, 1998, the Company had a $5.4 million receivable from SFX Entertainment related to such obligations. In April 1998, SFX Entertainment reimbursed such amount to the Company.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     Upon the consummation of the Merger, all net working capital of the Company, as determined in accordance with the merger agreement, will be paid to SFX Entertainment by the Company or any net negative working capital will be paid to the Company by SFX Entertainment. As of March 31, 1998, the Company estimates that the working capital to be paid by SFX Entertainment would have been approximately $3.3 million.

     The consummation of the Merger is subject to the receipt of certain regulatory approvals. In February 1998, the Company received the consents of the holders of the Series E Preferred Stock and certain of the Company's outstanding notes and in March 1998 the required approval of the shareholders.

     SFX Entertainment also will be responsible for any taxes of the Company resulting from the Spin-Off, including any income taxes to the extent that the income taxes result from gain on the distribution that exceeds the net operating losses of the Company and SFX Entertainment available to offset gain. In connection with the use of the Company's NOL's to offset the Spin-Off gain, a tax benefit of $13.5 million has been recorded in operations to be distributed to shareholders. Such tax benefit includes a $8.5 million reversal of the Company's deferred tax asset valuation allowance at December 31, 1997, the remainder reflects a benefit for a $5.0 million estimated use of the Company's NOL generated during the first quarter of 1998. In addition, the Spin-Off gain was also offset by the Company NOL's generated from the exercise of stock options in 1997. As a result, the deferred tax asset valuation allowance at December 31, 1997 was reduced by an additional $11.4 million and the related tax benefit has reduced the income (loss) from operations to be distributed to shareholders, net of taxes, in the consolidated statement of operations for the three months ended March 31, 1998. Also included in income (loss) from operations to be distributed to shareholders, net of tax benefit for the three months ended March 31, 1998 is estimated tax expense of $117 million related to the taxable gain on the spin-off.

     The actual amount of the tax indemnification payment will be based largely on the excess of the value of SFX Entertainment's Common Stock on the date of the Spin-Off over the tax basis of that stock. Management estimates that SFX Entertainment will be required to pay approximately $120.0 million pursuant to such indemnification obligation, based on the $30 1/2 average per share price on the Spin-Off date. The Company expects that such indemnity payment will be due on or about June 15, 1998. It is the Company's understanding that SFX Entertainment intends to pay such indemnification amount with the proceeds from a public offering of SFX Entertainment's capital stock. No assurances can be given that SFX Entertainment's public offering will be successful or, if successful, that such payment will be received in time by the Company to pay such tax liability.

     The Company anticipates that the Merger will be consummated in the second quarter of 1998. There can be no assurance that the regulatory approvals will be given or that the conditions to consummating the Merger will be met.

     The operations of SFX Entertainment have been presented in the financial statements as operations to be distributed to shareholders pursuant to the Spin-Off. During the three months ended March 31, 1998, revenue and loss from operations for SFX Entertainment were $61.0 million and $27.6 million, respectively. Included in operating expenses is $1.3 million of allocated corporate expenses, net of $133,000 of reimbursements from Triathlon (Note 9). Additionally, interest expense relating to the debt to be distributed to the shareholders pursuant to the Spin-off of $6.7 million has been allocated to SFX Entertainment. During the year ended December 31, 1997, revenue and income from operations for SFX Entertainment were $96.1 million and $5.1 million, respectively. Included in operating expenses is $2.2 million of allocated corporate expenses net of $1.8 million of reimbursement from Triathlon (Note 9). Additional, interest expense relating to the debt to be distributed to the shareholders pursuant to the Spin-Off of $1.6 million has been allocated to SFX Entertainment. The Company provides various administrative services to SFX Entertainment. It is the Company's policy to allocate these expenses on the basis of direct usage. In the opinion of management, this

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
method of allocation is reasonable and allocated expenses approximate what SFX Entertainment would have occurred on a stand-alone basis.

NOTE 3 -- ACQUISITIONS AND DISPOSITIONS

     Radio Broadcasting Acquisitions. In August 1997, the Company acquired two radio stations operating in Pittsburgh, Pennsylvania and two radio stations in Milwaukee, Wisconsin for $35.0 million (the "Hearst Acquisition").

     In August 1997, the Company exchanged one radio station in Pittsburgh, Pennsylvania, which the Company had recently acquired from Secret Communications Limited Partnership ("Secret Communications") (part of the Secret Communications Acquisition, as defined below), and $20.0 million in cash for one radio station in Charlotte, North Carolina (the "Charlotte Exchange"). The Company operated the radio station in Charlotte, North Carolina pursuant to a local market agreement during July 1997.

     In July 1997, the Company acquired substantially all of the assets of four radio stations operating in Richmond, Virginia for approximately $46.5 million in cash, including payments made to buy out minority equity interests which the Company had originally agreed to provide to certain of the sellers (the "Richmond Acquisition").

     In April 1997, the Company acquired substantially all of the assets of three radio stations in Indianapolis, Indiana and in June 1997 the Company acquired substantially all of the assets of four stations in Pittsburgh, Pennsylvania from Secret Communications for a total purchase price of $255.0 million in cash (collectively, the "Secret Communications Acquisition").

     Also in April 1997, the Company sold one radio station operating in Little Rock, Arkansas (the "Little Rock Disposition") to Triathlon Broadcasting Company, a related party. The station was sold for $4.1 million, of which $3.5 million had been held as a deposit by the Company since 1996. No gain or loss was recorded on the transaction as the radio station was recently acquired in connection with the MMR Merger, as defined below.

     In March 1997, the Company acquired two radio stations operating in Houston, Texas, for a purchase price of approximately $43.0 million in cash, exclusive of certain additional contingent liabilities which may become payable (the "Texas Coast Acquisition"). The Texas Coast Acquisition increased the number of stations the Company owns in the Houston market to four.

     In March 1997, the Company exchanged one radio station operating in Washington D.C./Baltimore, Maryland, for two radio stations operating in Dallas, Texas (the "CBS Exchange") and completed the sale of two radio stations operating in the Myrtle Beach, South Carolina market for $5.1 million payable in installments over a five year period (present value approximately $4.3 million). The CBS Exchange was structured as a substantially tax free exchange of like-kind assets. The contract for the sale of the Myrtle Beach stations was in place prior to the merger with Multi-Market Radio, Inc. ("MMR"). No gain or loss was recognized on the Myrtle Beach stations that were recently acquired in the MMR Merger, as defined below.

     Costs of $871,000 related to the reformatting of the Dallas stations was included in depreciation, amortization, duopoly integration costs and acquisition related costs in 1997.

     In February 1997, the Company purchased WWYZ-FM, operating in Hartford, Connecticut, for a purchase price of $25.9 million in cash (the "Hartford Acquisition"). The Hartford Acquisition increased the number of stations the Company owns in the Hartford market to five.

     In January 1997, the Company purchased one radio station operating in Albany, New York, for $1.0 million in cash (the "Albany Acquisition").

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     In December 1996, the Company acquired substantially all of the assets of WHSL-FM, operating in Greensboro, North Carolina, for a purchase price of $6.0 million in cash (the "Greensboro Acquisition") and exchanged radio station KRLD-AM, Dallas, Texas and the Texas State Networks for radio station KKRW-FM, Houston, Texas (the "Houston Exchange"). The Houston Exchange was structured as a substantially tax free exchange of like kind assets. No gain or loss was recorded on the Houston Exchange as the book values of KRLD-AM and the Texas State Networks approximated the fair value of the assets of KKRW-FM.

     In November 1996, the Company consummated its merger with MMR (the "MMR Merger"), pursuant to which it acquired MMR in exchange for 1,631,450 shares of Class A Common Stock, 208,810 shares of Class B Common Stock both valued at $34 per share and other equity securities with a total market value for all securities issued of approximately $71.5 million in cash (Note 7). Concurrently with the consummation of the MMR Merger, the Company paid approximately $43.0 million in cash to satisfy outstanding indebtedness of MMR. MMR was organized in 1992 by the Company's executive chairman and another officer and director of the Company. The Company's executive chairman owned a substantial equity interest in MMR which was exchanged for Class B Common Stock of the Company upon the consummation of the MMR Merger. MMR owned and operated, provided programming to or sold advertising on behalf of thirteen FM stations and on AM station located in eight markets: New Haven, Connecticut; Hartford, Connecticut; Springfield/Northampton, Massachusetts; Daytona Beach, Florida; Augusta, Georgia; Biloxi, Mississippi; Myrtle Beach, South Carolina and Little Rock, Arkansas. Prior to the MMR Merger, MMR had entered into agreements to sell two stations operating in Myrtle Beach, South Carolina and one station operating in Little Rock, Arkansas (the "MMR Dispositions"). The MMR Dispositions, which were completed in 1997 as described above, are classified as assets under contract for sale in the accompanying balance sheet at December 31, 1996. The Company also terminated a Joint Sales Agreement ("JSA") with one station operating in Augusta, Georgia and its Local Marketing Agreement ("LMA") with one station operating in Myrtle Beach, South Carolina in December 1996.

     In October 1996, the Company sold radio station KTCK-AM, Dallas, Texas for approximately $13.4 million in cash, net of certain sale expenses (the "Dallas Disposition"). The Company acquired the assets of KTCK-AM in Dallas, Texas (the "Dallas Acquisition") in September 1995 from a third party for $8,633,000 in cash (including $133,000 in transaction costs) and $2,000,000 of 6% current coupon Series C Redeemable Preferred Stock (Note 6). The purchase agreement contains a provision for a contingent payment not to exceed $7,500,000 payable in 1998 if the Company's Dallas properties achieve certain ratings and financial goals. In 1996, the Company recorded a loss of $1.9 million on the Dallas disposition, based on its estimate of the ultimate resolution of the contingency. During 1997, the company paid $3,000,000 to the Seller in connection with this provision, leaving a remaining accrual at December 31, 1997 of approximately $300,000, and it is unable to reasonably estimate future amounts due, if any. The Company had provided programming to KTCK-AM pursuant to an LMA since March 1, 1995.

     In July 1996, the Company acquired Liberty Broadcasting, Inc. ("Liberty Broadcasting") for a purchase price of approximately $239.7 million in cash, including $10.4 million for working capital (the "Liberty Acquisition"). Liberty Broadcasting was a privately-held radio broadcasting company which owned and operated, provided programming to or sold advertising on behalf of fourteen FM and six AM radio stations (the "Liberty Stations") located in six markets:
Washington, DC/Baltimore, Maryland; Nassau-Suffolk, New York; Providence, Rhode Island; Hartford, Connecticut; Albany, New York and Richmond, Virginia.

     In July 1996, the Company sold three of the Liberty Stations operating in the Washington, DC/Baltimore, Maryland market (the "Washington Dispositions") for $25.0 million. No gain or loss was recognized on the Washington Dispositions.

     In July 1996, the Company acquired from Prism Radio Partners, L.P. ("Prism"), substantially all of the assets used in the operation of eight FM and five AM radio stations located in four markets: Jacksonville,

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

Florida; Raleigh, North Carolina; Tucson, Arizona and Wichita, Kansas. In September 1996, the Company also acquired from Prism substantially all of the assets of three radio stations operating in Louisville, Kentucky (the "Louisville Stations"), upon renewal of the Federal Communications Commission ("FCC") licenses of such stations (the "Louisville Acquisition") (collectively the "Prism Acquisition"). The total purchase price for the Prism Acquisition was approximately $105.3 million in cash. In October 1996, the Company sold the Louisville Stations (the "Louisville Disposition") for $18.5 million in cash. The Company recognized no gain or loss on the Louisville Disposition.

     In July 1996, the Company acquired substantially all of the assets of WJDX-FM, Jackson, Mississippi for a purchase price of approximately $3.2 million. In addition, in August 1996, the Company acquired substantially all of the assets of WSTZ-FM and WZRX-AM, each operating in Jackson, Mississippi, for approximately $3.5 million in cash (collectively, the "Jackson Acquisitions").

     In June 1996, the Company acquired substantially all of the assets of WROQ-FM, Greenville, South Carolina, for approximately $14.0 million in cash (the "Greenville Acquisition") and WTRG-FM and WRDU-FM, both operating in Raleigh, North Carolina, and WMFR-AM, WMAG-FM and WTCK-AM (formerly WWWB-AM), each operating in Greensboro, North Carolina for approximately $36.8 million in cash (the Raleigh-Greensboro Acquisition").

     In February 1996, the Company acquired radio stations WTDR-FM and WLYT-FM (formerly WEZC-FM), both operating in Charlotte, North Carolina (the "Charlotte Acquisition"), for an aggregate purchase price of $24.3 million in cash. Costs of $785,000 related to the integration and reformatting of the Charlotte stations were included in depreciation, amortization, duopoly integration costs and acquisition related costs in 1996.

     In April 1995, the Company acquired all of the outstanding stock of Parker Broadcasting Company ("Parker"), the owner and licensee of radio station KYXY-FM in San Diego, California (the "San Diego Acquisition"), for approximately $17,424,000 in cash (including transaction costs of $831,000 of which $175,000 was paid to Sillerman Communications Management Company ("SCMC") for providing or paying for legal services necessary in negotiating and documenting the transaction), including a $650,000 three year covenant not to compete with the former owners. In addition, costs of $1,380,000 related to the integration of KYXY-FM and reformatting of its duopoly partner, KPLN-FM, were included in depreciation, amortization, duopoly integration costs and acquisition related costs in 1995. The Company had provided programming to and sold advertising on behalf of KYXY-FM pursuant to an LMA since January 18, 1995.

     For financial statement purposes, all of the acquisitions described above were accounted for using the purchase method, with the aggregate purchase price allocated to the tangible and identifiable intangible assets based upon current estimated fair market values. Certain of the recent transactions are based on preliminary estimates of the fair value of the net assets acquired and subject to final adjustment. The assets and liabilities of these acquisitions and the results of their operations for the period from the date of acquisition have been included in the accompanying consolidated financial statements. The following unaudited pro forma summary presents the consolidated results of operations, excluding operations to be distributed to shareholders, for the years ended December 31, 1997, 1996 and 1995 as if the acquisitions for any given year and the subsequent year had occurred at the beginning of such year after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                   PRO FORMA
                             YEAR ENDED DECEMBER 31
                       IN THOUSANDS EXCEPT PER SHARE DATA
                                  (UNAUDITED)

                                                           1997          1996            1995
                                                        ----------    ----------      ----------
Net revenues..........................................  $  309,049    $  276,075      $  189,595
                                                        ==========    ==========      ==========
Loss before extraordinary item........................  $  (23,436)   $  (49,285)     $  (16,978)
                                                        ==========    ==========      ==========
Net loss..............................................  $  (23,436)   $  (64,504)     $  (32,197)
                                                        ==========    ==========      ==========

  Pending Radio Broadcasting Transactions.

     Pursuant to separate agreements, the Company has agreed to: (i) exchange four radio stations owned by the Company and located on Long Island, New York, for $11 million cash and two radio stations operating in Jacksonville, Florida, where the Company currently owns four stations, (the "Chancellor Exchange");
(ii) acquire three radio stations operating in Nashville, Tennessee, where the Company currently owns two radio stations, for $35 million (the "Nashville Acquisition"); and (iii) sell six stations in Jackson, Mississippi and two stations in Biloxi, Mississippi for $66.0 million in cash (the "Jackson and Biloxi Disposition"). The assets related to the Jackson and Biloxi Deposition are classified as assets under contract for sale in the accompanying balance sheet as of December 31, 1997. The Chancellor Exchange and the Nashville Acquisition are collectively referred to as the "Pending Acquisition." The Jackson and Biloxi Disposition is referred to herein as the "Pending Disposition." The U.S. Department of Justice, Antitrust Division (the "DOJ") has brought suit alleging that the Chancellor Exchange is likely to reduce competition. The complaint requests permanent injunctive relief preventing the consummation of the acquisition of the Long Island stations by Chancellor Media Corporation ("Chancellor"). The Company, Chancellor, an affiliate of Buyer, and DOJ are currently involved in settlement discussions. If successfully concluded, these settlement discussions will resolve all competitive issues raised by DOJ and will terminate all investigations or litigation by DOJ with respect to the Company, the Merger, the Pending Acquisitions and the Pending Disposition. The Company cannot, however, be certain that the settlement discussions will be successful. If the Company fails to reach an acceptable settlement agreement with DOJ, the Company intends to defend the suit vigorously. At December 31, 1997, the Company had capitalized $1.7 million of costs related to the acquisition of the Jacksonville radio stations. In the event the Chancellor Exchange does not take place the Company will be required to write-off such costs.

     The aggregate proceeds to be received from these transactions, net of acquisitions, is approximately $42 million. The Company has deposited $2.0 million in escrow to secure its obligations under these agreements. The Company expects to record a pre-tax gain of approximately $20.0 million on the Jackson and Biloxi Disposition. The Company does not expect to record a gain or loss on the other transactions as the assets were recently acquired.

     Concert Promotion Acquisitions. During 1997, the Company also acquired the following concert promotion companies, which are expected to be contributed to SFX Entertainment at the Spin-Off date.

     In January 1997, the Company purchased Delsener/Slater for an aggregate consideration of approximately $26.6 million, including $2.9 million for working capital and the present value of deferred payments of $3.0 million to be paid, without interest, over five years and $1.0 million to be paid, without interest, over ten years (the "Delsener/Slater Acquisition"). The deferred payments are subject to acceleration in certain circumstances.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     In March 1997, Delsener/Slater consummated the acquisition of certain companies which collectively own and operate the Meadows (the "Meadows Acquisition") for $900,000 in cash, 250,838 shares of SFX Class A Common Stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million of debt.

     SFX Entertainment may assume the obligation to exercise an option held by the Company to repurchase 250,838 shares of the Company's Class A Common Stock for an aggregate purchase price of $8.3 million (the "Meadows Repurchase"). This option was granted in connection with the acquisition of the Meadows Music Theater. If the option were exercised by the Company, the exercise would result in a reduction of working capital in connection with the Spin-Off by approximately $8.3 million. If the option were not exercised, working capital would decrease by approximately $10.5 million.

     Also in March 1997, the Company, in partnership with Pavilion Partners, entered into a twenty-two year lease to operate the PNC Bank Arts Center, a 10,800 seat complex located in Holmdel, New Jersey. The lease also granted Pavilion Partners the right to expand the capacity to 17,500 prior to the 1998 season.

     In June 1997, the Company acquired Sunshine Promotions for $53.9 million in cash at closing, $2.0 million in cash payable over 5 years, 62,792 shares of Class A Common Stock issued and issuable over a two year period with a value of approximately $4.0 million and the assumption of approximately $1.6 million of debt. The assets to be acquired include Deer Creek Music Center, a 21,000 seat complex located in Indianapolis, Indiana, the Polaris Amphitheater, a 20,000 seat complex located in Columbus, Ohio and a 99 year lease to operate Murat Centre, a 2,700 seat theater and 2,200 seat ballroom, located in Indianapolis, Indiana.

     For financial statement purposes, all of the concert acquisitions described above were accounted for using the purchase method, with the aggregate purchase price allocated to the tangible and identifiable intangible assets based upon current estimated fair market values. The concert acquisitions are based on preliminary estimates of the fair value of the net assets acquired and subject to final adjustment. The assets and liabilities of these acquisitions and the results of their operations for the period from the date of acquisition have been included as net assets and income from operations to be distributed to shareholders in the accompanying consolidated financial statements.

NOTE 4 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts for transactions have been eliminated in consolidation. The Company accounts for investments in which it has a 50% or less and 20% or greater ownership interest under the equity method.

  Cash and Cash Equivalents

     All highly liquid investments with an original maturity of less than three months are classified as cash equivalents. The carrying amounts of cash and cash equivalents reported in the balance sheet approximate their fair values.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements..................................  7-20 years
Broadcasting equipment and other............................  5-7 years

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets. Amortization of assets recorded under capital leases is included in depreciation expense.

  Amortization of Intangible Assets

     Broadcast licenses and goodwill are amortized using the straight-line method over 40 years. Other intangible assets are being amortized using the straight-line method over their estimated remaining useful lives from 1 to 10 years. Debt issuance costs and discounts are being amortized by the straight-line method, which closely approximates the interest method, over the life of the respective debt. Concert promotion goodwill was amortized using the straight-line method over 15 years.

     In 1996 the Company adopted FAS No. 121 "Accounting for the Impairment of Long-Lived Assets". Under FAS No. 121, the carrying values of intangible assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates the intangible assets will not be recoverable as determined based on the undiscounted cash flows of the Company over the remaining amortization period, the Company's carrying value of the intangible assets will be reduced to their estimated fair values, if lower than the carrying value. The impact of this adoption had no effect on the consolidated financial statements.

  Payable to Former National Sales Representative

     The Company is obligated to pay $23 million to a national advertising representative company in 1998 in connection with switching its affiliations. The amount is classified in the current liabilities section of the consolidated balance sheets at December 31, 1997.

  Revenue Recognition

     The Company's primary source of revenue is the sale of airtime to advertisers. Revenue from the sale of airtime is recorded when the advertisements are broadcast.

  Barter Transactions

     The Company barters unsold advertising time for products and services. Such transactions are recorded at the estimated fair value of the products or services received or used. Barter revenue is recorded when commercials are broadcast and related expenses are recorded when the product or service is received or used. For the years ended December 31, 1997, 1996 and 1995, the Company recorded barter revenue of $11,995,000, $8,029,000 and $4,961,000 respectively, and expenses of $11,281,000, $7,476,000 and $4,811,000 respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Local Marketing Agreements/Joint Sales Agreements

     From time to time, the Company enters into LMAs and JSAs with respect to radio stations owned by third parties including radio stations which it intends to acquire. Terms of the agreements generally require the Company to pay a monthly fee in exchange for the right to provide station programming and sell related advertising time in the case of an LMA or sell advertising in the case of a JSA. The agreements terminate upon the acquisition of the stations. It is the Company's policy to expense the fees as incurred as a component of operating income (loss). The Company accounts for payments received pursuant to LMAs of owned

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
stations as net revenue to the extent that the payment received represents a reimbursement of the Company's ownership costs.

  Advertising Costs

     Advertising costs are expensed as incurred and approximated $9,789,000, $5,068,000 and $3,336,000 in 1997, 1996 and 1995, respectively.

  Concentration of Credit Risk

     The Company's revenue and accounts receivable primarily relate to the sale of advertising within the radio stations' broadcast areas. Credit is extended based on an evaluation of a customer's financial condition, and generally collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

  New Accounting Pronouncement

     The Company adopted SFAS No. 130 "Reporting Comprehensive Income" during the first quarter of 1998. The Company has no items of other comprehensive income as described in SFAS No. 130. Therefore, net income is equal to comprehensive income for all periods presented.

  Reclassification

     Certain amounts in 1995 and 1996 have been reclassified to conform to the 1997 presentation.

  Interim Financial Information

     Information as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company, for the periods presented. The results of operations for the three month period are not necessarily indicative of the results of operations for the full year.

NOTE 5 -- DEBT AND SUBORDINATED NOTES

     Debt consists of the following at December 31, 1997 and 1996 (in thousands):

                                                                1997        1996
                                                              --------    --------
Senior subordinated notes...................................  $450,566    $450,566
Senior credit facility......................................   313,000      30,000
Other.......................................................       909         540
                                                              --------    --------
                                                               764,475     481,106
Less: current portion.......................................      (509)       (231)
                                                              --------    --------
                                                              $763,966    $480,875
                                                              ========    ========

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     The aggregate contractual maturities of long-term debt for the years ending December 31 are as follows: 1998 -- $509,000; 1999 -- $200,000;
2000 -- $766,000; 2001 -- $57,000,000; 2002 -- $72,000,000;
thereafter -- $634,000,000.

     In May 1996, the Company completed the placement of $450.0 million in aggregate principal amount of its 10.75% Senior Subordinated Notes due 2006 (the "Note Offering"). Interest is payable semi-annually on May 15 and November 15. The notes are unsecured obligations of the Company and are subordinate to all senior debt of the Company. The Company incurred issuance costs totaling $15.3 million related to the Note Offering which were recorded as deferred financing costs. In addition to the Note Offering, the Company sold in a private placement 2,990,000 shares of Series D Preferred Stock aggregating $149.5 million in liquidation preference (the "Preferred Stock Offering").

     Concurrently with the closings of the Note Offering and the Preferred Stock Offering, the Company completed a tender offer (the "Tender Offer") and related consent solicitation with respect to its 11.375% Senior Subordinated Notes due 2000 (the "Old Notes"). SFX repurchased approximately $79.4 million in principal amount of the $80.0 million in principal amount of the Old Notes outstanding in the Tender Offer. The Company also entered into a supplemental indenture amending the terms of the indenture pursuant to which the remaining Old Notes were issued.

     In March 1995, the Company entered into a $50.0 million senior credit facility (the "Old Credit Facility") pursuant to which the Company made borrowings to finance the Charlotte Acquisition and certain working capital needs. On May 31, 1996 all amounts outstanding under the Old Credit Facility were repaid with a portion of the proceeds of the Note Offering and the Preferred Stock Offering.

     In connection with the repurchase of the Old Notes and the repayment of the Old Credit Facility, the Company recorded an extraordinary loss on debt retirement of approximately $15.2 million to reflect the cost of prepayment premiums and the write-off of debt issuance costs.

     On November 22, 1996, the Company entered into a new credit facility, as amended (the "New Credit Agreement"), a senior revolving credit facility providing for borrowings of up to $400 million. Borrowings under the New Credit Agreement may be used to finance permitted acquisitions, for working capital and general corporate purposes, and for letters of credit up to $20.0 million. The credit facility will be reduced by $18 million on a quarterly basis commencing March 31, 2000 to December 31, 2004 and two final payments of $20 million will be paid on March 31, 2005 and June 30, 2005. Interest on the funds borrowed under the New Credit Agreement is based on a floating rate selected by the Company of either (i) the higher of (a) the Bank of New York's prime rate and
(b) the federal funds rate plus 0.5%, plus a margin which varies from 0.25% to 1.5%, based on the Company's then-current leverage ratio, or (ii) the LIBOR rate plus a margin which varies from 1.875% to 2.75%, based on the Company's then-current leverage ratio. The Company must prepay certain outstanding borrowings in advance of their scheduled due dates in certain circumstances, including but not limited to achieving certain cash flow levels or receiving certain proceeds from asset disposition as defined. The Company must also pay annual commitment fees of 0.5% of the unutilized total commitments under the New Credit Agreement. The Company's obligations under the New Credit Agreement are secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable, and are guaranteed by the Company's subsidiaries. At December 31, 1997, the weighted average interest rate was 8.19%.

     The New Credit Agreement and the indentures related to the Company's subordinated notes contain covenants that impose certain restrictions on the Company, such as total leverage, pro forma debt service and pro forma interest expense ratios.

     The fair value of the Company's senior subordinated notes was $493,313,000 at December 31, 1997 based upon the quoted market price. The book value of the Company's senior credit facility and other debt approximates fair value, which was estimated using discounted cash flow analysis based on the Company's incremental borrowing rate for similar types of borrowing arrangements.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     The Company's 10.75% senior subordinated notes and 11.375% senior subordinated notes are guaranteed by every direct and indirect subsidiary of the Company. There are no non-guarantor subsidiaries. The guarantees by the guarantor subsidiaries are full, unconditional, and joint and several. All of the guarantor subsidiaries are wholly-owned. The Company is a holding company with no assets, liabilities or operations other than its investment in its subsidiaries. Separate financial statements of each guarantor have not been included as management has determined that they are not material to investors.

NOTE 6 -- REDEEMABLE PREFERRED STOCK

     Preferred stock consists of the following at December 31, 1997 and 1996 (dollars in thousands):

                                                                1997        1996
                                                              --------    --------
Preferred Stock of the Company, $.01 par value, 10,012,000
  shares authorized:
Series B Redeemable, 0 and 1,000 shares issued and
  outstanding in 1997 and 1996, respectively................  $     --    $    917
Series C Redeemable, 2,000 shares issued and outstanding in
  1997 and 1996, includes accreted dividends of $197 in 1997
  and $108 in 1996..........................................     1,725       1,636
Series D Cumulative Convertible Exchangeable Preferred
  Stock, 2,990,000 shares issued and outstanding, includes
  accreted issuance costs of $878 in 1997...................   144,324     143,446
Series E Cumulative Exchangeable Preferred Stock, 2,250,000
  shares issued and outstanding, net of issuance costs,
  includes accreted issuance costs of $951 in 1997..........   215,947          --
                                                              --------    --------
                                                              $361,996    $145,999
                                                              ========    ========

     The Series B Redeemable Preferred Stock which was non-voting and not entitled to receive dividends was redeemed in October 1997 at the liquidation value of $1,000 per share.

     The shares of Series C Redeemable Preferred Stock receive cumulative dividends equal to 6% per annum paid by the Company in arrears on a quarterly basis. The shares are non-voting and are redeemable by the Company after September 15, 1998 or by the holder after September 15, 2000, at the liquidation value of $1,000 per share. The Series C Redeemable Preferred Stock ranks senior to other preferred stock and to the Company's common stock as to dividends and liquidation rights.

     The shares of Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") receive cumulative dividends equal to 6 1/2% per annum ($0.8125 per share) which are paid by the Company on a quarterly basis. The shares of Series D Preferred Stock are redeemable at the option of the Company on or after June 1, 1999, in whole or in part, at redemption prices ranging from 104.5% in 1999 to 100.0% in 2006, plus accrued and unpaid dividends to the redemption date. The Series D Preferred Stock is not subject to any scheduled mandatory redemption prior to its maturity. The Series D Preferred Stock will mature on May 31, 2007.

     The Series D Preferred Stock is convertible at the option of the holder into shares of Class A Common Stock of the Company at any time prior to maturity at a conversion price of $45.51 per share (equivalent to a conversion rate of 1.0987 shares per $50 in Liquidation Preference of Series D Preferred Stock), subject to adjustment in certain events. The Series D Preferred Stock is exchangeable in full but not in part, at the Company's option on any dividend payment date, for the Company's 6 1/2% Convertible Subordinated Exchange Notes due 2007.

     The Series D Preferred Stock ranks senior to the Company's common stock as to dividends and liquidation rights.

     The shares of Series E Cumulative Exchangeable Preferred Stock (the "Series E Preferred Stock") receive cumulative dividends equal to the rate of 12 5/8% per annum which are paid by the Company on

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

January 15 and July 15 of each year. Dividends may be paid, at the Company's option, through January 15, 2002, in cash or additional shares of Series E Preferred Stock. Subject to certain condition, the shares of the Series E Preferred Stock are exchangeable in whole or in part on a pro rata basis, at the option of the Company, on any dividend payment date, for the Company's 12 5/8% Senior Subordinated Exchangeable Debentures due 2006. The Company is required, subject to certain conditions, to redeem all of the Series E Preferred Stock outstanding on October 31, 2006. The semi-annual dividend payable on January 15, 1998 was paid in additional shares of preferred stock.

NOTE 7 -- SHAREHOLDER'S EQUITY

  Common Stock

     The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders, except (i) for the election of directors, (ii) with respect to any "going private" transaction between the Company and its Chairman, or any of his affiliates, and (iii) as otherwise provided by law. The holders of Class A and Class B Common Stock share ratably in all dividends and other distributions. As of December 31, 1997, 1,047,937 shares of Class A Common Stock, authorized but unissued, are reserved for conversion of the Class B Common Stock. Shares of the Company's Class B Common Stock convert on a share per share basis into the same number of Class A Common Stock under certain circumstances.

     In December 1995, 16,784 shares of non-voting Class C Common Stock were repurchased and retired by the Company for $459,000. In May 1996, 26,318 shares of Class A common Stock and 143,874 shares of Class B Common Stock were repurchased from the Company's former President. In July 1997, the Company repurchased 3,667 shares of Class A Common for $111,000. In addition, in September 1997, the Company repurchased 460 shares of Class A Common Stock for $19,000.

     In July 1995, the Company completed an offering of 1,725,000 shares of its Class A Common Stock for $24.50 per share. The net proceeds of the offering were $39,166,000 after underwriting discounts, commissions and other costs of the offering. The net proceeds were utilized to repay senior indebtedness of $21,500,000 and to fund the Dallas Acquisition and a portion of the Charlotte Acquisition.

Securities Issued in MMR Merger

     The following MMR warrants and options issued and outstanding at the date of the merger were assumed by the Company and are now convertible into SFX shares:

                                         NUMBER        MMR          NUMBER          SFX
                                         OF MMR      EXERCISE       OF SFX       EXERCISE
              SECURITIES                 SHARES       PRICE       SECURITIES       PRICE
              ----------                 -------   ------------   ----------   -------------
Underwriters Warrants exercisable
  through July 22, 1998................  125,000      $9.10         37,288        $30.51
Class B Warrants exercisable through
  March 22, 1999.......................  749,460      $11.50       217,162        $38.55
Unit Purchase Options exercisable
  through March 22, 1999 (entitle the
  holder to purchase one share of MMR
  Common Stock, one MMR Class A Warrant
  and one MMR Class B Warrant).........  160,000   $7.75-$11.50     47,728     $25.98-$38.55
Stock options exercisable at various
  dates through November 22, 2006......  305,000   $5.00-$10.50     90,982     $16.76-$35.20
Warrants issued to Huff Alternative
  Income Fund, L.P. exercisable through
  March 31, 2005.......................  728,000      $7.75        223,564        $25.98
Sillerman Options......................   10,000      $2.50          2,983         $8.38

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     The former MMR warrants and options are exercisable for that number of shares of the Company's Class A Common Stock equal to the product of the number of MMR shares covered by the security times 0.2983 and the per share exercise price for the share of the Company's Class A Common Stock issuable upon the exercise of each warrant and option is equal the quotient determined by dividing the exercise price per share of the MMR shares specified for such security by 0.2983.

     During 1997, certain holders of the former MMR securities exercised 95,874, 215,344, 153,445, and 142,001 of Underwriters Warrants, Class B Warrants, Unit Purchase Options and Stock Options, respectively, of the securities describe above. The warrants issued to the Huff Alternative Income Fund, L.P. were exercised through election of cashless exercise provisions whereby the Company issued 165,023 shares of the Company's Class A Common Stock.

Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to employees" ("APB25") and related interpretations in accounting for its employee stock options, as opposed to the fair value accounting provided for under FAS Statement No. 123, "Accounting for Stock-Based Compensation."

     Under stock option plans adopted annually since 1993, stock options to acquire Class A Common Stock have been granted to certain officers, key employees and other key individuals who perform services for the Company. Options granted under these plans are generally granted at option prices equal to the fair market value of the Class A Common Stock on the date of grant. As such, under APB25, no expense is recorded in the statement of operations. Terms of the options, determined by the Company, provided that the maximum term of each options shall not exceed ten years and the options become fully exercisable within five years of continued employment with the exception of certain options granted to executives which were fully vested upon issuance.

     In connection with the Merger, the Board has approved that all outstanding options will vest immediately upon the date of such Merger.

     At December 31, 1997, options outstanding had an average exercise price of $22.04 and expiration dates ranging from December 1, 2003 to April 15, 2007. The table below does not include the MMR options described above.

                                             1997             1996              1995
                                         -------------    -------------    --------------
Options outstanding at beginning of
  year.................................     910,000          748,000          500,000
Option price...........................  $13.00-$33.75    $13.00-$21.25    $13.00-$13.50
Options granted........................     420,000          349,000          248,000
Options price..........................     $28.00        $27.25-$33.75        $21.25
Options exercised......................     726,050            --                --
Option price...........................  $13.00-$33.75         --                --
Options repurchased....................       --             187,000             --
Option price...........................       --          $13.00-$21.25
Options expired or canceled............       --               --                --
Options outstanding at end of year.....     603,950          910,000          748,000
Option price...........................  $13.00-$28.75    $13.00-$33.75    $13.00-$21.25
Options exercisable at end of year.....     439,750          461,200          153,000

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

NOTE 8 -- INCOME TAXES

     The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 is summarized in thousands as follows:

                                                            1997      1996      1995
                                                            -----    ------    ------
Current
  Federal.................................................  $  --    $   --    $   --
  State...................................................    990     1,190        --
                                                            -----    ------    ------
                                                              990     1,190        --
                                                            -----    ------    ------
Deferred
  Federal.................................................     --        --        --
  State...................................................   (180)     (710)       --
                                                            -----    ------    ------
                                                             (180)     (710)       --
                                                            -----    ------    ------
                                                            $ 810    $  480    $   --
                                                            =====    ======    ======

     The Company files a consolidated tax return for federal income tax purposes. As a result of current losses, no federal tax provision was recorded for the year ended December 31, 1997 and 1996. The current income tax expense recorded during 1997 and 1996 is a result of current state and local income taxes in certain states where subsidiaries file separate tax returns. Deferred state tax benefit was recognized in 1997 and 1996 attributable to the disposition of stations acquired in transactions in which associated deferred tax liabilities were recorded in purchase accounting. As a result of current losses and the deferred benefit associated with the losses, no current or deferred expense or benefit was recorded for the year ended December 31, 1995.

     At December 31, 1997, the Company had total net operating loss carryforwards of approximately $69,000,000 that will expire from 2003 through 2012, including net operating losses of acquired subsidiaries. Due to ownership changes related to the acquisition of subsidiaries, the utilization of approximately $15,300,000 of which losses is subject to various limitations. The future use of remaining net operating loss carryforwards may be impacted and subject to additional limitations as a result of the Merger.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                1997        1996
                                                              ---------   ---------
Deferred Tax Assets:
Accounts receivable.........................................  $     860   $     563
Net operating loss carryforwards............................     23,965      12,044
Management service contract.................................      2,356       2,128
Other reserves..............................................        113         646
National sales representative contract settlement...........      8,740          --
Accrued bonuses and other compensation......................      1,563         997
                                                              ---------   ---------
Total deferred tax assets...................................     37,597      16,378
Valuation allowance.........................................    (21,876)     (5,623)
                                                              ---------   ---------
  Net Deferred Tax Assets...................................     15,721      10,755
Deferred Tax Liabilities:
Property, plant and equipment...............................       (684)       (372)
Intangible assets...........................................   (117,718)   (101,658)
Other.......................................................         --         (77)
                                                              ---------   ---------
  Total Deferred Tax Liabilities............................   (118,402)   (102,107)
                                                              ---------   ---------
  Net Deferred Tax Liabilities..............................  $(102,681)  $ (91,352)
                                                              =========   =========

     The acquisition of radio station WWYZ resulted in the recognition of deferred tax liabilities of approximately $10 million under the purchase method of accounting. The amounts were based upon the excess of the financial statement basis over the tax basis in assets, primarily intangibles.

     The 1997, 1996 and 1995 effective tax rate varied from the statutory federal income tax rate as follows (in thousands):

                                                       1997        1996        1995
                                                     --------    --------    --------
Income taxes at the statutory rate.................  $ (8,488)   $(16,924)   $ (1,495)
Effect of non-recurring and unusual charges........     6,781       6,875          --
Valuation allowance................................    13,977       9,859       1,434
Effect of nondeductible amortization of
  intangibles......................................       295         264         198
Nonqualified stock options.........................   (12,380)         --          --
State and local income taxes (net of federal
  benefit).........................................       535         317        (145)
Other..............................................        90          89           8
                                                     --------    --------    --------
          Total....................................  $    810    $    480    $     --
                                                     ========    ========    ========

NOTE 9 -- RELATED PARTY TRANSACTIONS

     Prior to April 1996, SCMC, where Robert F.X. Sillerman, the Company's Executive Chairman, serves as Chairman of the Board of Directors and Chief Executive Officer, had been engaged by the Company from time to time for advisory services with respect to specific transactions. In April 1996, the Company and SCMC entered into the SCMC Termination Agreement, pursuant to which SCMC assigned to the Company its rights to provide services to, and receive fees payable by each of, MMR and Triathlon in respect of such consulting and marketing services to be performed on behalf of such companies, except for fees related to certain transactions pending at the date of such agreement. In addition, the Company and SCMC terminated the arrangement pursuant to which SCMC performed financial consulting services for the Company. Upon

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
consummation of the MMR Merger, SCMC's agreement with MMR was terminated. Prior to consummation of the MMR Merger, MMR paid an annual fee of $500,000 to SCMC and Triathlon paid SCMC an annual fee of $300,000 (which increased to $500,000 effective January 1, 1997). In addition, Triathlon has agreed to advance to SCMC an amount of $500,000 per year in connection with transaction-related services to be rendered by SCMC. However, if the agreement between SCMC and Triathlon is terminated or if an unaffiliated person acquires a majority of the capital stock of Triathlon the unearned fees must be repaid. Pursuant to the SCMC Termination Agreement, the Company has agreed to continue to provide consulting and marketing services to Triathlon until the expiration of their agreement on June 1, 2005, and not to perform any consulting or investment banking services for any person or entity other than Triathlon in the radio broadcasting industry or in any business which uses technology for the audio transmission of information or entertainment. In consideration of the foregoing agreements, the Company issued to SCMC warrants to purchase up to 600,000 shares of Class A Common Stock at an exercise price, subject to adjustment, of $33.75 (the market price at the time the financial consulting arrangement was terminated). The Company also forgave a $2.0 million loan made by the Company to SCMC, plus accrued and unpaid interest thereon. Pursuant to such agreement, the Chairman has agreed with the Company that he will supervise, subject to the direction of the Board of Directors, the performance of the financial consulting and other services previously performed by SCMC for the Company. During 1996, the Company received fees of $292,000 from MMR and $511,000 from Triathlon. During 1997, the Company received fees of $1,794,000 from Triathlon. In connection with this agreement, the Company had a $44,000 receivable from Triathlon at December 31, 1997. Pursuant to the Merger, the Company will transfer the Triathlon consulting contract to SFX Entertainment. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. If Triathlon were acquired by a third party, the agreement might not continue for the remainder of its term.

     In 1996, the Company paid to SCMC advisory fees of $4.0 million in connection with the Liberty Acquisition, the Prism Acquisition, the Greenville Acquisition, the Jackson Acquisitions, the Greensboro Acquisition and the Raleigh-Greensboro Acquisition. In addition, the Company paid SCMC, on behalf of MMR, a non-refundable fee of $2.0 million for investment banking services provided to MMR in connection with the MMR Merger.

     No pending transactions, as described in Note 3, predate the SCMC Termination Agreement, and therefore no fees are payable to SCMC.

     Prior to June 1996, the Company held a non-recourse note receivable from the Company's former President in the amount of $2,000,000 which was secured by 133,333 shares of Class B Common Stock. The note bore interest at 6% per annum. Interest income of $60,000 and $120,000 was accrued in 1996 and 1995 on the loan, respectively. The loan and interest accrued were forgiven in June 1996 pursuant to an agreement with the former President and are included in non-recurring and unusual charges.

     In January 1995, the Company paid a $1,000,000 fee to SCMC in connection with the transfer of shares of the Company's Class C Common Stock.

     During the last quarter of 1996, the Company consolidated all of its corporate office functions in New York. Prior to such time, the Company had an agreement with the Chairman related to the maintenance of the Company's New York Office whereby the Company reimbursed SCMC for certain office expenses and salaries for certain employees of SCMC who provided services on behalf of the Company. In addition certain of the Company's employees performed certain services for other entities affiliated with SCMC. In connection with SCMC Termination Agreement and the consolidation of the Company's Corporate Office in New York, SCMC employees who provided services on behalf of the Company became employees of the Company. Total reimbursements paid to SCMC for office expenses and salaries totaled approximately $1,082,000 and $530,000 for the years ended December 31, 1996 and 1995. The reimbursements paid to SCMC in 1996 included $292,000 and $261,000 of fees paid by MMR and Triathlon, respectively, directly to SCMC

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
following the effective date of the SCMC Termination Agreement. The timing of these payments during the year were such that the Company had advanced amounts to SCMC of up to $230,000 during the period. As of December 31, 1996 and 1997, there are no amounts due to or from SCMC.

     The transactions above were not negotiated on an arms-length basis. Accordingly, each transaction was approved by the Company's Board of Directors, including the Company's independent directors, in accordance with the provisions relating to affiliate transactions in the Company's by-laws, bank agreements and Indenture, which provisions require a determination as to the fairness of the transactions to the Company.

     The Company's Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie serves as counsel to the Company in certain matters. Baker & McKenzie compensates the executive based, in part, on the fees it receives from providing legal services to the Company and other clients originated by the executive. The Company paid Baker & McKenzie $6,813,000, $4,886,000 and $793,000 for legal services during 1997,
1996 and 1995, respectively. During February 1998, the Company was reimbursed by SFX Entertainment for approximately $2,948,000 of legal fees related to concert acquisitions and the Spin-Off. As of December 31, 1997 and 1996, the Company accrued Baker & McKenzie legal fees of approximately $4,782,000 and $1,550,000, respectively.

NOTE 10 -- NON-RECURRING AND UNUSUAL CHARGES, INCLUDING ADJUSTMENTS TO BROADCAST RIGHTS AGREEMENT

Audited:

     The Company recorded non-recurring and unusual charges related to the Merger of SFX Broadcasting and the Spin-Off of SFX Entertainment of $20,174,000 in 1997 which consisted primarily of (i) $12,140,000 related to bonuses paid to officers of the Company (ii) a write-off of a $2,500,000 loan made to the Company's Executive Chairman (iii) $1,713,000 relating to an increase in value of certain Stock Appreciation Rights and (iv) $3,821,000 of other expenses, primarily legal, accounting and regulatory fees.

     The Company recorded non-recurring and unusual charges of $28,994,000 in 1996 which consisted primarily of payments in excess of the fair value of stock repurchased totaling $12,461,000 to the company's former President and the reserve by the Company of $2,330,000 relating to the loan and accrued interest to the Company's former President, $5,586,000 related to the SCMC Termination Agreement (Note 9), $4,575,000 for the repurchase of options and rights to receive options held by the Chief Operating Officer, and a charge of $1,600,000 related to the termination of the Company's contractual four-year broadcast rights of Texas Rangers baseball and an adjustment in the value of the contract for the 1996 season. In 1995, the Company recorded a $5 million charge related to the write down in value of the Company's Texas Rangers broadcast rights.

Unaudited:

     In the first quarter of 1998, the Company recorded non-recurring and unusual charges of $25.0 million which consisted primarily of (i) $4.2 million of compensation expense related to options issued, (ii) $550,000 relating to the settlement of a lawsuit, (iii) $489,000 relating to the increase in value of certain SARs, (iv) $16.6 million relating to the consent solicitations from the holders of its Senior Subordinated Notes due 2006 and the holders of its 12 5/8% Series E Preferred Stock in connection with the Spin-Off and (v) $3.2 million of expenses, primarily legal, accounting and regulatory fees associated with the pending Merger and the consent solicitations in connection with the Spin-Off.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     The Company has entered into various operating leases, broadcast rights agreements and employment agreements. Total rent expense was $5,403,000, $2,903,000 and $1,506,000 for the years ending December 31, 1997, 1996 and 1995, respectively. The Company has entered into employment agreements with certain

                    SFX BROADCASTING, INC. AND SUBSIDIARIES
officers and other key employees. Expenses under the contracts approximated $19,748,000 for the year ended December 31, 1997. Future minimum payments in the aggregate for all noncancelable operating leases including broadcast rights agreements and employment agreements with initial terms of one year or more consist of the following at December 31, 1997 (in thousands):

                                                    SFX BROADCASTING, INC.   SFX ENTERTAINMENT, INC.
                                                    ----------------------   ------------------------
                                                    OPERATING   EMPLOYMENT   OPERATING    EMPLOYMENT
                                                     LEASES     AGREEMENTS     LEASES     AGREEMENTS
                                                    ---------   ----------   ----------   -----------
1998..............................................   $11,186     $18,090      $ 3,366       $1,900
1999..............................................     7,232      12,394        3,823        1,864
2000..............................................     6,373       5,638        1,648        1,624
2001..............................................     4,084       2,133        1,666        1,534
2002..............................................     2,913       1,471        1,678          300
2003 and thereafter...............................     7,725       1,159       14,117           --
                                                     -------     -------      -------       ------
                                                     $39,513     $40,885      $26,298       $7,222
                                                     =======     =======      =======       ======

     The future minimum payments pursuant to operating leases does not include the New York offices as theses facilities will be transferred to SFX Entertainment.

     Future minimum payments in the aggregate for all noncancelable capital leases with initial terms of one year or more consist of the following at December 31, 1997 (in thousands)

                                                              CAPITAL
                                                              LEASES
                                                              -------
1998........................................................   $ 124
1999........................................................      86
2000........................................................      43
2001........................................................      14
2002 and thereafter.........................................      --
                                                               -----
Total minimum lease payments................................     267
Less: amount representing interest..........................     (40)
                                                               -----
Present value of future minimum lease payments..............     227
Less: current portion.......................................    (101)
                                                               -----
Long-term capital lease obligations.........................   $ 126
                                                               =====

     The Company is the subject of various claims and litigation principally in the normal course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse impact on the consolidated financial statements. SFX Entertainment has committed to certain renovation and construction projects totaling $35.5 million.

NOTE 12 -- DEFINED CONTRIBUTION PLAN

     The Company sponsors a 401(k) defined contribution plan in which most of its employees were eligible to participate. The Plan presently provides for discretionary employer contributions. The Company made no contributions in 1997, 1996 or 1995.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

NOTE 13 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                             1997      1996      1995
                                                            -------   -------   -------
Cash paid during the year for:
  Interest................................................  $65,184   $30,898   $12,903
  Income taxes............................................  $ 1,059   $    81   $    --

Supplemental schedule of noncash investing and financing activities:

Issuance of equity securities, including deferred equity security issuance, and assumption of debt in connection with certain acquisitions (Note 3)

Agreements to pay future cash consideration in connection with certain acquisitions (Note 3)

Exchange of radio stations (Note 3)

Issuance of warrants in connection with SCMC termination agreement (Note 9).

NOTE 14 -- SUBSEQUENT EVENTS

     Radio Broadcasting. In January 1998, the Company sold one radio station operating in Richmond, Virginia (the "Richmond Disposition") for $4.3 million.

     Concert Promotion Acquisitions and Financing. In February and March 1998, SFX Entertainment acquired the following live entertainment businesses which were contributed to SFX Entertainment upon the Spin-Off.

     PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having what SFX Entertainment believes to be the largest distribution network in the United Sates in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $156,056,000. In connection with the PACE Acquisition, SFX Entertainment acquired 100% of Pavilion Partners, a partnership that owns interest in 10 venues ("Pavilion"), through the PACE Acquisition and directly from PACE's various partners for $90,627,000. The Company has guaranteed the performance of SFX Entertainment's obligation to PACE until PACE is issued the SFX Entertainment stock it is entitled to under the acquisition agreement.

     The Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $101,402,000.

     The Network Magazine Group ("Network Magazine"), a publisher of trade magazines for the radio broadcasting industry, and SJS Entertainment ("SJS"), an independent creator, producer and distributor of music-related radio programming, services and research which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $66,784,000.

     BG Presents ("BGP"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "BGP Acquisition"), for total consideration of approximately $80,327,000.

     Concert/Southern Promotions ("Concert/Southern"), a promoter of live music events in the Atlanta, Georgia metropolitan area (the "Concert/Southern Acquisition"), for total consideration of approximately $16,600,000.

                    SFX BROADCASTING, INC. AND SUBSIDIARIES

     Westbury Music Fair, a theater located in Westbury, New York for aggregate consideration of $3.0 million in cash and an agreement to issue 75,019 shares of Class A Common Stock of SFX Entertainment.

     On February 11, 1998, SFX Entertainment completed the private placement of $350.0 million of 9 1/8% Senior Subordinated Notes (the "Notes") due 2008. Interest is payable on the Notes on February 1 and August 1 of each year.

     On February 26, 1998, SFX Entertainment executed a Credit and Guarantee Agreement (the "Credit Agreement") which established a $300.0 million senior secured credit facility comprised of (i) a $150.0 million eight-year term loan (the "Term Loan") and (ii) a $150.0 million seven-year reducing revolving credit facility. Borrowings under the Credit Agreement are secured by substantially all of the assets of SFX Entertainment, including a pledge of the outstanding stock of substantially all of its subsidiaries and guaranteed by all of SFX Entertainment's subsidiaries. On February 27, 1998, SFX Entertainment borrowed $150.0 million under the Term Loan. Together with the proceeds from the Notes, the proceeds from the Term Loan were used to finance the 1998 acquisitions discussed above.

     Consent Solicitation. To facilitate the Spin-Off, SFX Entertainment's 1998 acquisitions and its financing thereof, the Company sought and obtained consents from the holders of its Old Notes and the holders of its Senior Subordinate Notes due 2006 and the holders of its 12 5/8% Series E Preferred Stock. In connection with these consents, the Company modified certain covenants. Management anticipates that the Company will be in compliance with these covenants in the foreseeable future. Fees and expenses of approximately $18.0 million were incurred by the Company in connection with the consent solicitations and were reimbursed by SFX Entertainment with the proceeds of the SFX Entertainment Notes. Such charges are included in non-recurring and unusual charges, including adjustments to broadcast rights agreement.

  Legal Proceedings

     On August 29, 1997, two lawsuits were commenced against the Company and its directors which allege that the consideration to be paid as a result of the Merger to the holders of the Company's Class A Common Stock is unfair and that the individual defendants have breached their fiduciary duties.

     On March 16, 1998, all of the parties entered into a Memorandum of Understanding, pursuant to which they have reached an agreement providing for a settlement of the action (the "Settlement"). The Settlement provides for the Company to pay plaintiffs' counsel an aggregate of $950,000, including all fees and expenses as approved by the court. The Company anticipates that a significant portion of such payment will be funded by the Company's insurance. The Settlement is conditioned on the (a) consummation of the Merger, (b) completion of the confirmatory discovery and (iii) approval of the court.

                               INDEX TO EXHIBITS

       EXHIBIT
        NUMBER   DESCRIPTION
       -------   -----------
         2.1.1   Agreement and Plan of Merger, dated as of August 24, 1997 (the
                 "SFX Merger Agreement"), by and among SBI Holding Corporation,
                 SBI Radio Acquisition Corporation and SFX. (1)

         2.1.2   Amendment No. 1 to SFX Merger Agreement. (2)

         2.1.3   Amendment No. 2 to SFX Merger Agreement. (3)

         10.1    Credit Agreement, dated as of May 29, 1998, among Capstar
                 Radio Broadcasting Partners, Inc., as the borrower, the Company , Capstar Broadcasting Partners, Inc. and the financial institutions party thereto. The Credit Agreement filed herewith excludes the exhibits and schedules thereto.
                 The contents of such exhibits and schedules are described in the Credit Agreement.*

         10.2    Letter Agreement, dated February 20, 1998, between Chancellor
                 Media and the Company (the "Chancellor Letter Agreement"). (4)

         10.3    Amendment to Chancellor Letter Agreement. (4)

         10.4    Capstar Broadcasting Corporation Pledge Agreement, dated May
                 29, 1998, between the Company and Chancellor Media Corporation of Los Angeles.*

         10.5    Note, dated May 29, 1998, by the Company due to Chancellor
                 Media Corporation of Los Angeles.*

         10.6    Amended and Restated Warrant, dated April 1, 1998, issued to
                 R. Steven Hicks.*

         10.7    Amended and Restated Warrant, dated April 1, 1998, issued to
                 R. Steven Hicks.*

         10.8    Amended and Restated Warrant, dated April 1, 1998, issued to
                 R. Steven Hicks.*

         10.9    Warrant, dated April 1, 1998, issued to R. Steven Hicks.*

         10.10   Warrant, dated April 1, 1998, issued to R. Steven Hicks.*

         10.11   Warrant, dated April 1, 1998, issued to Paul D. Stone.*

         10.12   Warrant, dated April 1, 1998, issued to William S. Banowksy,
                 Jr.*

         10.13   Asset Exchange Agreement, dated as of May 29, 1998, among
                 Chancellor Media Corporation of Los Angeles, Chancellor Media
                 Licensee Company, SFX Texas Limited Partnership and SFXTX
                 Limited Partnership.*

-------------
*        Filed herewith.

(1) Incorporated by reference to SFX's Current Report on Form 8-K, dated August 26, 1997, File No. 000-22486.

(2) Incorporated by reference to SFX's Annual Report on Form 10-K for the year ended December 31, 1997, File No. 000-22486.

(3) Incorporated by reference to SFX's Current Report on Form 8-K dated February 17, 1998, File No. 000-22486.

(4) Incorporated by reference to the Company's Registration Statement on Form S-1, dated May 19, 1998, File No. 333-48819.